As filed with the Securities and Exchange Commission on May 30, 2013	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NovaCopper Inc.
(Exact name of Registrant as specified in its charter)

British Columbia, Canada	98-1006991
(State or other jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
organization)

Suite 1950, 777 Dunsmuir Street
Vancouver, British Columbia
Canada V7Y 1K4
(604) 638-8088
Address of Principal Executive Offices

NovaCopper Inc. 2012 Restricted Share Unit Plan
NovaCopper Inc. 2012 Non-Employee Directors Deferred Share Unit Plan
(Full titles of the plans)

DL Services, Inc.
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
(Name and address of agent for service)

(206) 903-8800
(Telephone number, including area code, of agent for service)

With a copy to
Christopher J. Barry and
Kimberley R. Anderson
Dorsey & Whitney LLP
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to	Proposed Maximum Offering	Proposed Maximum	Amount of
Securities to be Registered	be Registered(1)	Price Per Share(2)	Aggregate Offering Price	Registration
				Fee
Common Shares, no par value(3)	1,583,133	US$1.78	US$2,817,976.74	US$384.37
Common Shares, no par value(4)	1,055,422	US$1.78	US$1,878,651.16	US$256.25
Total	2,638,555		US$4,696,627.90	US$640.62

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become available for issuance under the plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on May 28, 2013, as quoted on the NYSE MKT.

(3)	Represents Common Shares, without par value, issuable pursuant to the to the NovaCopper Inc. 2012 Restricted Share Unit Plan as of May 28, 2013.
(4)	Represents Common Shares, without par value, issuable pursuant to the NovaCopper Inc. 2012 Non-Employee Directors Deferred Share Unit Plan as of May 28, 2013.

EXPLANATORY NOTE

This registration statement on Form S-8 registers the offer and sale of common shares of NovaCopper Inc. (the “Registrant”) pursuant to the redemption of share units issued under the NovaCopper Inc. 2012 Restricted Share Unit Plan and the redemption of deferred share units issued under the NovaCopper Inc. 2012 Non-Employee Directors Deferred Share Unit Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this registration statement.

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012, filed with the Securities and Exchange Commission on February 12, 2013, as amended on March 13, 2013;

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since November 30, 2012, the date of the Registrant’s fiscal year-end (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K); and

(c)

The description of the Registrant’s securities contained in the Registrant’s amended registration statement on Form 40-F filed under the Exchange Act on March 1, 2012, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) after the date hereof and prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Business Corporations Act

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

  indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

  after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

is or was a director or officer of the company;

is or was a director or officer of another corporation

at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

  order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

  order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

  order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

  make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director or former director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Company may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director or officer of the Company to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

The Registrant maintains directors’ and officers’ liability insurance coverage through a policy covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of US$40 million, subject to a corporate deductible of US$250,000 per loss for all claims. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

The Registrant maintains Directors’ and Officers’ Liability Insurance for its Directors.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Certificate of Incorporation (incorporated by reference Exhibit 99.2 to the Registration Statement on Form 40-F as filed on March 1, 2012, File No. 001-35447)
4.2

Articles of NovaCopper Inc., effective April 27, 2011, as altered March 20, 2011 (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Registration Statement on Form 40-F as filed on April 19, 2012, File No. 001-35447)

4.3	NovaCopper Inc. 2012 Restricted Share Unit Plan (incorporated by reference Exhibit 10.11 to the Annual Report on Form 10-K for the fiscal year ended November 30, 2012, as filed on February 12, 2013)
4.4

NovaCopper Inc. 2012 Non-Employee Directors Deferred Share Unit Plan (incorporated by reference Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended November 30, 2012, as filed on February 12, 2013)

5.1	Opinion and Consent of Blake, Cassels & Graydon LLP
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Terry Braun
23.4	Consent of Bruce Davis
23.5	Consent of Eric Olin
23.6	Consent of Scott Petsel
23.7	Consent of Neal Rigby
23.8	Consent of Jeffrey Volk
23.9	Consent of Russ White
23.10	Consent of SRK Consulting (US), Inc.
23.11	Consent of BD Resource Consulting Inc.
24.1	Power of Attorney (included in signature page)

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

	(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 30th day of May, 2013.

NOVACOPPER INC.

By:	/s/ Elaine Sanders
Name:	Elaine Sanders
Title:	Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rick Van Nieuwenhuyse and Elaine Sanders, or either of them as the undersigned’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rick Van Nieuwenhuyse	President, Chief Executive Officer and	05/30/2013
Rick Van Nieuwenhuyse	Director (Principal Executive Officer)

/s/ Elaine Sanders	Chief Financial Officer (Principal Financial	05/30/2013
Elaine Sanders	Officer and Principal Accounting Officer)

/s/ Clynton Nauman	Lead Director and Authorized US	05/30/2013
Clynton R. Nauman	Representative

Director
Tony Giardini

/s/ Thomas Kaplan	Director	05/30/2013
Dr. Thomas S. Kaplan

/s/ Terry Krepiakevich	Director	05/30/2013
Terry Krepiakevich

Signature	Title	Date

/s/ Gregory Lang	Director	05/30/2013
Gregory A. Lang

/s/ Igor Levental	Director	05/30/2013
Igor Levental

Director
Kalidas V. Madhavpeddi

/s/ Gerald McConnell	Director	05/30/2013
Gerald McConnell

/s/ Walter Segsworth	Director	05/30/2013
Walter Segsworth

/s/ Janice Stairs	Director	05/30/2013
Janice Stairs

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of NovaCopper Inc. in the United States, on this 30th day of May, 2013.

By:	/s/ Clynton Nauman
Name:	Clynton R. Nauman
Title:	Lead Director and Authorized US
Representative

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Certificate of Incorporation (incorporated by reference Exhibit 99.2 to the Registration Statement on Form 40-F as filed on March 1, 2012, File No. 001-35447)
4.2

Articles of NovaCopper Inc., effective April 27, 2011, as altered March 20, 2011 (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to the Registration Statement on Form 40-F as filed on April 19, 2012, File No. 001-35447)

4.3	NovaCopper Inc. 2012 Restricted Share Unit Plan (incorporated by reference Exhibit 10.11 to the Annual Report on Form 10-K for the fiscal year ended November 30, 2012, as filed on February 12, 2013)
4.4

NovaCopper Inc. 2012 Non-Employee Directors Deferred Share Unit Plan (incorporated by reference Exhibit 10.12 to the Annual Report on Form 10-K for the fiscal year ended November 30, 2012, as filed on February 12, 2013)

5.1	Opinion and Consent of Blake, Cassels & Graydon LLP
23.1	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Terry Braun
23.4	Consent of Bruce Davis
23.5	Consent of Eric Olin
23.6	Consent of Scott Petsel
23.7	Consent of Neal Rigby
23.8	Consent of Jeffrey Volk
23.9	Consent of Russ White
23.10	Consent of SRK Consulting (US), Inc.
23.11	Consent of BD Resource Consulting Inc.
24.1	Power of Attorney (included in signature page)